Exhibit 99.1

Press Release

Media Relations Contact:	Investor Relations Contact:
Judy Dale	Brian Altman
Sr. Director, Marketing Communications	Sr. Director, Investor Relations
Credence Systems Corporation	Credence Systems Corporation
Phone: 408-635-4309	Phone: 408-635-4308
FAX: 408-635-4986	FAX: 408-635-4986
E-mail: judy_dale@credence.com	E-mail: brian_altman@credence.com

Credence Announces Facilities Restructuring Plan

MILPITAS, California, November 3, 2004 — Credence Systems Corporation (Nasdaq: CMOS) a leading provider of test solutions from design to production for the worldwide semiconductor industry, today announced a facilities restructuring plan. This plan is expected to reduce cost, improve operational efficiency and maximize productivity. The initiative includes the expected consolidation of three separate manufacturing facilities into a single facility located in Hillsboro, Oregon.

As a result, the former NPTest facilities in Simi Valley and San Jose, California will be closed. The San Jose employees and functions will be moved to the Company’s corporate headquarters in Milpitas, California, while the manufacturing operations currently housed in the Company’s Milpitas and Simi Valley facilities will be moved to Hillsboro. This action will begin in the Company’s second fiscal quarter and is expected to be completed during the fourth fiscal quarter 2005. The restructuring will result in the elimination of approximately 160 positions or 8 percent of the Company’s workforce, primarily in manufacturing.

The Company expects to record total charges and expenses of $23.7 million as a result of these facility consolidations. The charges and expenses will include severance, relocation and retention expenses, the write-off or accelerated depreciation of tenant improvements and lease liability write-offs. Approximately $8.9 million of the total charges and expenses the Company expects to record as a result of these facility consolidations is expected to result in cash expenditures during fiscal 2005 and approximately $9.6 million of the total charges are expected to result in future cash expenditures in fiscal 2006 through fiscal 2009 for lease liability payments. The remaining $5.2 million is expected to be non-cash write-offs or accelerated depreciation. In addition, the Company expects to invest approximately $3 million in the Milpitas and Hillsboro facilities to accommodate the increased populations and business activities.

“By consolidating our manufacturing operations into a single facility, we will be better able to reduce overhead and infrastructure costs, focus on product innovation, and maintain a high level of quality control and customer service,” said Dr. Graham Siddall, chairman and chief executive officer, Credence Systems Corporation. “Additionally we expect to see productivity and efficiency improvements through shared use of equipment and resources, and we do not anticipate any disruptions to product deliveries.”

About Credence

Credence Systems Corporation (Nasdaq: CMOS) is the industry’s leading provider of design-to-test solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost and performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001-certified company with a presence in 20 countries, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

Forward-Looking Statements

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding expected reductions in cost, improvements in operational efficiencies, maximization of productivity, consolidation of manufacturing facilities and operations, closing of facilities, consolidation of San Jose employees and functions, timing of commencement and completion of the facilities restructuring plan, eliminations of positions, total charges, the breakdown of total charges, investments in the Milpitas and Hillsboro facilities, reductions in overhead and infrastructure costs, focus on product innovation, maintenance of high level of quality control and customer service, improvements in productivity and efficiency and lack of disruptions to product deliveries. These forward-looking statements involve important factors that could cause actual results to differ materially from those in such forward-looking statements. Such important factors include, but are not limited to, uncertainties as to the effects of the facilities restructuring plan, difficulties by management in successfully executing the facilities restructuring plan, the need for additional restructuring actions, unanticipated delays in the implementation of the facilities restructuring plan, unanticipated costs arising from the implementation of the facilities restructuring plan, declines in our revenues and earnings, timing and volume of orders and shipments, and reliability and quality issues. Reference is made to the discussion of risk factors detailed in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and 10-Q. All projections in this release are based on limited information currently available to us, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update such information, since we provide guidance only at certain points during the year. Actual events or results could differ materially and no reader of this release should assume that the information provided today will be valid in the future. Such information speaks only as of the date of this release.

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Credence is a registered trademark, and Credence Systems is a trademark of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.